SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 22, 2010

Intellect Neurosciences, Inc.

(Exact Name of Registrant As Specified In Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)
333-128226	20-2777006
(Commission File Number)	(I.R.S. Employer Identification No.)

7 West 18th Street, New York, NY	10011
(Address of Principal Executive Offices)	(Zip Code)

(212) 448-9300

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective January 24, 2010, Mr. William Keane, Mr. Harvey Kellman and Dr. Kelvin Davies resigned as members of the Board of Directors of Intellect Neurosciences, Inc. (the “Company”).  Effective January 22, 2010, Ms. Kathleen Mullinix resigned as a member of the Board of Directors of the Company.  Until the effective date of the resignations, Mr. Keane was Chairman of the Audit Committee and a member of the Compensation Committee and Nominating and Governance Committee; Mr. Kellman was Chairman of the Compensation Committee and a member of the Audit Committee and Nominating and Governance Committee; and Ms. Mullinix was Chairwoman of the Nominating and Governance Committee and a member of the Audit Committee and Compensation Committee. Dr. Daniel Chain, Chairman and CEO, and Mr. Elliot Maza, President and CFO, remain as the sole directors of the Company.

The Directors advised the Company that they were resigning because of inadequate funds to renew the Directors and Officers Liability insurance coverage. The resignations were not motivated by any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

As most recently reported in the Company’s Form 10-Q for the period ending September 30, 2009, filed on November 16, 2009, as of September 30, 2009, the Company had approximately $32,000 in cash and investments, a capital deficit of approximately $19.8 million and a deficit accumulated during the development stage of the Company of approximately $42.4 million. The Company’s net loss from operations for the three months ended September 30, 2009 and 2008 was approximately $561,947 and $278,211, respectively.

The Company anticipates that its existing capital resources will not enable it to continue operations past the end of January 2010. If the Company fails to raise additional capital prior to early February 2010, it will be forced to cease operations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 27, 2010	INTELLECT NEUROSCIENCES, INC.

	By:	/s/Elliot Maza
Name: Elliot Maza
Title: President and Chief Financial Officer